Exhibit 1.1

Equity Transfer Agreement

This Agreement is signed in Lishui, China and by the following parties on this date, September 30, 2022.

Party A(Transferor): Shenzhen Xiangfeng Trading Co., LTD

Address: 804 Daxin Building, Nanxin Road, Honghuayuan Community, Nantou Street, Nanshan District, Shenzhen

Legal Representative: Liping Ke

Party B (Transferee) : CN Energy Group. Inc.

Address: Building 1-B, Room 303, No. 268 Shiniu Road, Nanmingshan Street, Liandu District, Lishui City, Zhejiang Province

Target Company: Yunnan Honghao Forestry Development Co., LTD

Address: Complex Building west of 18 Meters Road, North Section of Daguanyi Natural Village, Taihe Street, Dali Bai Autonomous Prefecture, Yunnan Province

Legal representative: Liping Ke

Given That:

1. The Target Company, Yunnan Honghao Forestry Development Co., LTD. (hereinafter referred to as the "Target Company"), is an enterprise incorporated and legally existing in accordance with the Company Law of the People's Republic of China and other relevant laws and regulations. It was established on May 06, 2013 with a registered capital of RMB 2 million. The registered address is the complex building west of 18 meters Road, North section of Daguanyi Natural Village, Taihe Street, Dali Bai Autonomous Prefecture, Yunnan Province. The main assets of the Target Company are 29 forest tenure certificates, covering an area of 47378.12 mu.

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2. Party A is the existing shareholder of the Target Company and holds 100% equity of the Target Company. Party A agrees to transfer 100% of the equity of the Target Company held by it to Party B in accordance with this Agreement, and Party B agrees to accept the transfer.

In accordance with the provisions of the Civil Code of the People's Republic of China and other laws and regulations, the parties hereby reach the following agreement on the transfer of 100% of the Target Company's equity held by Party A to Party B through friendly negotiation on the basis of equality and voluntablity:

1. Equity transfer and transfer

1.1. Party A agrees to transfer 100% of the equity of the Target Company held by Party A (including all assets of its subordinates) and all shareholders' rights and obligations corresponding to the equity (hereinafter referred to as the "Target Equity") to Party B in accordance with this Agreement, and Party B agrees to transfer the Target Equity in accordance with this Agreement.

1.2. Party A and the Target Company confirm and warrant that, prior to the signing of this Agreement, the Target Company has held a shareholders' meeting regarding Party A's transfer of the Target Equity and formed a legal and effective resolution of the shareholders' meeting, and the contents and procedures of the shareholders' meeting and voting are in accordance with laws and regulations and the articles of association and rules of procedure of the Target Company.

2. Equity Transfer Price and Payment

2.1. The value of all shareholders' equity involved in the Target Company's equity is evaluated by Zhejiang Yaoxin Asset Evaluating Co., Ltd. For details, see Asset Appraisal Report No. 366 [2022] in Zhejiang United Appraisal Journal. The appraisal value of the Target Company is RMB 297,491,600. The parties agree that the total consideration for the acquisition shall be RMB 260,000,000 based on the above assessed value.

2.2. The Parties agree to pay the equity transfer fee according to the following schedule:

2.2.1. The pre-paid equity transfer amount of RMB 126,000,000 paid by Party B to the account designated by Party A shall be converted into the official equity transfer amount.

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2.2.2. Remaining equity transfer payment: RMB 134,000,000, Party B shall issue additional shares of Party B to Party A or Party A's designated subject name within 30 days after the completion of the contents stipulated in this Agreement 3.2.1. The price of the additional shares will be the average price of the ten trading days prior to the signing date (i.e. MA10), and the additional shares will be Class A ordinary shares with a restricted period of 6 months. The exchange rate is the central parity rate of the People’s Bank of China on the signing date.

3. Transfer of the Target Equity and Target Company

3.1. The shareholding structure of the Target Company before transfer and the structure of the transaction entities involved are as follows:

(1) Current Shareholding Structure of the Target Company (1):

(2) Other Current Shareholding Structure of the Target Company:

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3.2. Transaction: The parties agree to transfer the equity of the Target Company according to the following steps:

3.2.1. Within 7 working days after the signing of this Agreement, Party A shall transfer 100% of the equity of the Target Company according to the following scheme:

(1) Party A shall transfer 100% of the equity of the Target Company held by it to Yunnan Yuemu Agriculture and Forestry Technology Co., Ltd. at the consideration of RMB 1.

(2) Party A shall transfer 100% of its shares in Hong Kong company MZ Mining International Co., Ltd to CN Energy Group. Inc. to complete the final equity transaction.

3.2.2. After the completion of the transaction, the shareholding structure of the Target Company is as follows:

3.3. The closing date of the Target Equity shall be the date on the completeness of registration of the final equity transfer as specified in this Agreement 3.2.1.

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3.4. Since the date of this Agreement is signed to the closing date (hereinafter referred to as "Transition Period"), without the prior written consent of party B, party A shall not dispose of Target Company and the Target Company's assets. Based on the Target Equity of party A, before the exercise of any shareholder rights or assume any obligation of shareholders party A shall be obtained written consent of party B. Otherwise, party B has the right to unilaterally terminate this Agreement, and require Party A to bear the liability for breach of contract.

3.5. During the Transition Period, Party A shall ensure that the Target Company maintains its original normal state.

3.6. Handover of the Target Company: The parties agree that after the execution of this Agreement, Party A shall ensure that the original operation and management team of the Target Company shall handover the following documents and articles to Party A and Party B for joint and effective management:

A. The Target Company's official seal, special seal for finance, seal of legal representative and seal of legal person;

B. All financial documents of the Target Company, such as financial vouchers, account books, financial statements and bank account information;

C. Business license, basic account information and asset ownership certificate of the Target Company;

D. Important contracts (house lease contract, forest right acquisition contract, forest land survey report, etc.), documents, drawings and technical data that Party B deems necessary to hand over;

E. and other materials and matters that Party B considers necessary to hand over.

4. Liabilities and Contingent Liabilities

4.1. Party A and the Target Company shall make full, true and complete disclosure to Party B of the liabilities and/or contingent liabilities of the Target Company as of the Closing Date. Party A and the Target Company undertake that the Target Company has no other undisclosed liabilities and contingent liabilities. Under one or more of the following circumstances, all debts incurred shall be borne by Party A and the original shareholders of the Target Company, and Party A shall indemnify Party B and the Target Company for all losses arising therefrom if any payment or loss is incurred by the Target Company and/or Party B (whether directly or indirectly) :

4.1.1. The Target Company shall bear compensation, compensation, fines, liquidated damages, late fees and other debts due to the liabilities and/or contingent liabilities incurred by the Target Company before the signing date of this Agreement but not disclosed;

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4.1.2. Liabilities and/or contingent liabilities arising after the date of this Agreement due to the actions of the Target Company prior to the date of this Agreement;

4.1.3. In the event of any liabilities and/or contingent liabilities arising from abnormal operations of the Target Company during the Transition Period, the Target Company shall be liable for compensation, compensation, fines, liquidated damages, late fees and losses.

5. Taxes and fees

5.1. The taxes and fees arising from the equity transaction between Party A and Party B determined herein shall be borne by each parties.

6. Commitments and Warranties of Party A and Target Company

6.1. The Target Company shall be an enterprise legal person with the status of legal person registered in accordance with Chinese laws, and shall independently carry out business activities according to law and bear civil liabilities independently with its assets.

6.2. The signing and performance of this Agreement between Party A and the Target Company has been approved and authorized by Party A and the internal authorities of the Target Company.

6.3. By the end of the day of signing this Agreement, party A shall have complete property and dispose the Target Equity rights, no false capital contribution, smoke escape capital contribution in the form of behavior, not on the Target Equity pledge or other third party rights and interests, not by the national judicial authorities take any form of seizure, freezing and other measures, also not involved in any litigation matters. No third party has any property right or disposition right to the Target Equity. If there are rights restrictions on the Target Equity transferred by Party A to Party B and the Target Equity cannot be transferred due to such rights restrictions, Party A shall remove such rights restrictions before this Agreement becomes effective.

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6.4. Party A's transfer of the Target Equity under this Agreement will not (I) violate its articles of association or organizational documents; (II) conflicts with or constitutes a breach of any agreement, contract or legal document to which it is a party; (III) contravenes any law, rule or regulation applicable to it, or any order, judgment or order of any authority in which it is competent.

6.5. The information of the Target Company disclosed to Party B by Party A and the Target Company and all documents and materials submitted by Party A and the Target Company are true, accurate, complete and valid, without any material legacy or concealment. As of the date hereof, the Target Company has no undisclosed liabilities and/or contingent liabilities.

6.6. This Agreement is signed, party A promises never to transfer this Agreement to any other party under the goal of equity, or to any other party to sell, transfer, gift or otherwise dispose of its hold any shares or equity of the Target Company any of the rights and interests, or not to take in any legal relationship conflicts with obligations and responsibilities under this Agreement any of the obligations and responsibilities.

6.7. Party A and the Target Company shall cooperate with Party B to complete the registration of transaction related to the transfer of the Target Equity within the time agreed herein and amend the Articles of Association of the Target Company in accordance with this Agreement.

6.8. To the signing date of this Agreement, there is no tax evasion; the evasion or deal with the Target Company did not pay the tax situation; there is no Labour disputes and staffing issues; there are no administrative punishment; there is no court, arbitration department remains unresolved litigation and arbitration cases; and there is no potential litigation, arbitration or other matters of dispute.

6.9. As of the signing date of this Agreement, there is no mortgage, pledge or guarantee in any form for the assets of the Target Company; there is no other third party rights; there is no case of any form of seizure, freezing or other measures taken by the national judicial authority; and there is no case involving any litigation and arbitration.

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6.10. Up to the date of this Agreement, the Target Company has not provided any form of guarantee to any third party.

6.11. Except with Party B's prior approval, the Target Company shall not:

(1) Change its registered capital and shareholding structure;

(2) any reorganization, including but not limited to merger or division with any other company;

(3) To provide or renew financing or security to any person;

(4) to acquire or dispose of its equity or shares in other companies in any form;

(5) Repeatedly transfer the Target Equity to any person;

(6) Create any form of security and other third party interests over the Target Equity;

(7) Amend its articles of association (except as required by the parties hereto through consultation);

(8) Distributing dividends and bonuses in any form (if dividends, bonuses or other income are distributed in any form, the dividends, bonuses and any other income corresponding to the distribution of the Target Equity shall be owned by Party B);

(9) Dissolution or cancellation;

(10) Disposal of major assets (including land use rights, forest rights and assets whose book value exceeds RMB 50000);

(11) Giving up the creditor's rights at maturity, transferring the property without compensation, transferring the property at an obviously unreasonable low price or accepting the property of a third party at an obviously unreasonable high price; And,

(12) Any other behavior that damages the rights and interests of the Target Company.

To avoid disputes, items (10) to (12) above shall be unilaterally determined by Party B.

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6.12. Between the date of this Agreement is signed to the Target Equity alteration registration to party B, if there are any of the Target Company legal dispute, administrative penalties, litigation and arbitration matters, party A shall, in the event occurs within 2 business days from the date of the notice to party B, the resulting losses shall be borne by party A and the original Target Company shareholders. However, Party B shall have the right to unilaterally terminate this Agreement if the purpose of this Agreement cannot be achieved or may be caused by the above matters.

6.13. Between the date of this Agreement is signed to the Target Equity alteration registration to party B, Party A shall, acting in good faith, maintain the normal and continuous operation of the Target Company and ensure that the Target Company has obtained the necessary permits to operate its existing business and that there are no obstacles that would cause it to be unable to continue to operate.

7. Party B's Commitments and Warranties

7.1. Party B's execution and performance of this Agreement has obtained the relevant approval and authorization for the execution and performance of this Agreement, and does not violate the restrictions of laws, articles of association or contracts that are binding or affecting Party B.

7.2. The equity transfer conducted by Party B pursuant to this Agreement will not (I) violate its articles of association or organizational documents; (II) conflicts with or constitutes a breach of any agreement, contract or legal document to which it is a party; (III) contravenes any law, rule or regulation applicable to it, or any order, judgment or order of any authority in which it is competent.

8. Confidential

8.1. Party A and Party B shall keep this Agreement and matters related to this Agreement confidential. Without the written consent of the other parties, neither party shall disclose any matters related to this Agreement to any third party other than this Agreement, except the disclosure under the following circumstances:

(1) Due to the performance of the information disclosure obligations stipulated by laws and regulations.

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(2) Disclosure to entrusted auditors, lawyers and other staff.

(3) Disclosures made in connection with this Agreement to the court or as required by any pre-litigation disclosure procedure or similar procedure, or in accordance with legal proceedings taken.

(4) Disclosure to financial regulatory agencies as required by financial regulatory agencies.

9. Entry into force, modification and supplement of the Agreement

9.1. This Agreement shall come into force upon being signed or sealed by both parties.

9.2. The contents of this Agreement may be modified in writing upon mutual agreement of the parties.

9.3. For matters not covered in this Agreement, a written supplementary agreement may be entered into.

9.4. The modified content or Supplementary Agreement shall have the same legal effect as this Agreement. In case of any conflict between the modified content or Supplementary Agreement and this Agreement, the modified content or Supplementary Agreement shall prevail.

10. Termination of the Agreement

10.1. If a party breaches any one or more of the covenants and warranties in this Agreement, making the purpose of this Agreement impossible to be achieved, the non-breaching party shall have the right to unilaterally terminate this Agreement and demand the breaching party to compensate the non-breaching party for all losses caused thereby.

10.2. Except for the termination agreed in this Agreement, after the signing of this Agreement, either party shall not unilaterally terminate this Agreement without the consensus of both parties through negotiation, otherwise, it shall compensate all the losses caused thereby to the other parties.

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11. Liability for Breach of Contract

11.1. If either party breaches its obligations under this Agreement or the representations and warranties are untrue or breached, it shall be deemed to be in breach and the breaching party shall promptly take remedial measures and compensate the non-breaching party for the corresponding losses thus incurred.

11.2. Not according to this Agreement by party A to party B transfer Target Equity or not according to the Agreement with the formalities of industrial and commercial registration of change for the Target Equity transfer, each day overdue, should according to party B has to pay the equity transfer section of 0.03% pay liquidated damages to party B, within the time limit for 30 days and above, party B has the right to terminate this Agreement and request refund all paid.

11.3. If Party B is late in paying the Target Equity transfer price, Party B shall pay liquidated damages equal to 0.03% of the outstanding equity transfer price for each day overdue until the day when the amount payable is paid off.

12. Dispute Resolution

12.1. The signing, performance, interpretation and dispute resolution of this Agreement shall be governed by the laws of the People's Republic of China.

12.2. Any dispute arising out of or in connection with this Agreement shall be settled by both parties through friendly negotiation. If no settlement can be reached through consultation, either party shall submit the case to China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with the Commission's arbitration rules in effect at the time of applying for arbitration. The arbitral award shall be final and binding upon both parties.

13. Separability

13.1. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement unless the invalidity or unenforceability of such provision materially impairs the underlying intent and meaning of the rest of this Agreement, except any other provision of which the invalid or unenforceable provision forms an integral part or is clearly inseparable.

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14. Other Matters

14.1. Headings under this Agreement are for convenience only and shall not be used to interpret this Agreement.

14.2. This Agreement is made in six originals, with each party holding two copies and each copy having the same legal effect.

(Remainder of Page Left Blank)

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(This page is the signing page of the Equity Transfer Agreement on Yunnan Honghao Forestry Development Co., LTD between [Shenzhen Xiangfeng Trading Co., LTD] and [CN Energy Group. Inc.])

Party A: Shenzhen Xiangfeng Trading Co., LTD

By:	/s/ Liping Ke
Name:	Liping Ke
Title:	Legal/Authorized Representative

Party B: CN Energy Group. Inc.

By:	/s/ Yefang Zhang
Name:	Yefang Zhang
Title:	Legal/Authorized Representative

Target Company: Yunnan Honghao Forestry Development Co., LTD

By:	/s/ Liping Ke
Name:	Liping Ke
Title:	Legal/Authorized Representative

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